EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Corn Products International, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Corn Products International, Inc. of our reports dated February 27, 2007, relating to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in the December 31, 2006 annual report on Form 10-K of Corn Products International, Inc.
Our report on the financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB No. 87, 88, 106, and 132(R), and SFAS No. 123 (R), Share-Based Payment.
KPMG LLP
Chicago, Illinois
June 1, 2007